Exhibit 99.1

            Glacier Water Announces Second Quarter Results

    VISTA, Calif.--(BUSINESS WIRE)--Aug. 13, 2003--Glacier Water Services Inc. (AMEX:HOO) announced results for the quarter ended June 29, 2003.
    Brian McInerney, chief executive officer of Glacier Water, said, "Despite a decline in revenue versus last year, driven primarily by the impact of an abnormally cool and wet spring, we are pleased to report increased earnings from operations for the second quarter and the six months that ended June 29, 2003. We continue to see earnings improvement and we remain committed to returning the company to profitability."
    Revenues for the quarter ended June 29, 2003 decreased 3.5% to $17,789,000 compared to $18,440,000 for the same quarter a year ago. For the six-month period ended June 29, 2003, revenues increased 1.4% to $34,322,000 compared to $33,849,000 for the same period a year ago. Unusually heavy rainfall and cool temperatures across the United States adversely affected the company's revenues during the second quarter.
    The company's income from operations for the quarter ended June 29, 2003 was $1,189,000, representing an improvement of $275,000 from $914,000 in the same period last year. For the six-month period ended June 29, 2003, income from operations was $1,727,000 compared to a loss of $93,000 for the same period last year. Last year's second quarter income from operations and the six-month loss from operations included one-time integration costs associated with the Pure Fill acquisition.
    The company's net loss applicable to common stockholders for the quarter ended June 29, 2003, was $659,000 or $0.32 per basic and diluted share compared to a loss of $614,000 or $0.22 per basic and diluted share for the same period last year. For the six-month period ended June 29, 2003, the net loss applicable to common stockholders was $1,627,000 or $0.66 per basic and diluted share, compared to a loss of $2,761,000 or $0.97 per basic and diluted share for the same period last year.
    With approximately 14,000 machines located in 36 states throughout the United States, Glacier is the leading provider of high quality, low-priced drinking water dispensed to consumers through self-service vending machines located at supermarkets and other retail locations.

    Statements in this announcement that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements with respect to the financial condition and results of operations of the company which involve risks and uncertainties which are detailed further in the filings of the company with the Securities and Exchange Commission, including, but not limited to, the company's Annual Report on Form 10-K for the year ended Dec. 29, 2002.


FINANCIAL RESULTS                          GLACIER WATER SERVICES INC.
                                           SECOND QUARTER 2003

                 Consolidated Statements of Operations
       (Dollars in thousands, except shares and per share data)
                              (unaudited)

                             Three Months Ended     Six Months Ended
                           --------------------- ---------------------
                             June 29,   June 30,   June 29,   June 30,
                               2003       2002       2003       2002
                           ---------- ---------- ---------- ----------

Revenues                     $17,789    $18,440    $34,322    $33,849

     Operating costs and
      expenses:
     Operating expenses       10,976     11,621     21,646     21,606
     Selling, general and
      administrative
      expenses                 2,707      2,385      5,071      4,813
     Depreciation and
      amortization             2,917      3,045      5,878      6,159
     Integration and
      restructuring costs         --        475         --      1,364
                           ---------- ---------- ---------- ----------
          Total operating
           costs and
           expenses           16,600     17,526     32,595     33,942
                           ---------- ---------- ---------- ----------

Income (loss) from
 operations                    1,189        914      1,727        (93)

Other expenses:
     Interest expense          1,788      1,509      3,238      2,970
     Investment expense
      (income)                    28        (13)        52          4
                           ---------- ---------- ---------- ----------
Total other expense            1,816      1,496      3,290      2,974
                           ---------- ---------- ---------- ----------

Loss before income taxes        (627)      (582)    (1,563)    (3,067)
Income tax benefit                --         --         --       (370)
                           ---------- ---------- ---------- ----------
Net loss                        (627)      (582)    (1,563)    (2,697)

Preferred dividends               32         32         64         64
                           ---------- ---------- ---------- ----------
Net loss applicable to
 common stockholders           $(659)     $(614)   $(1,627)   $(2,761)
                           ========== ========== ========== ==========

Basic and diluted loss per
 common share:
Net loss                      $(0.31)    $(0.20)    $(0.64)    $(0.95)
Preferred dividends            (0.01)     (0.02)     (0.02)     (0.02)
                           ---------- ---------- ---------- ----------
Net loss applicable to
 common stockholders          $(0.32)    $(0.22)    $(0.66)    $(0.97)
                           ========== ========== ========== ==========

Weighted average shares
 used in calculation       2,039,842  2,840,865  2,448,567  2,837,670

    CONTACT: Glacier Water Services Inc., Vista
             W. David Walters, 760-560-1111